Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 10, 2024

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced a net loss of $107,000 or ($0.01) diluted earnings per share for the three months ended March 31, 2024, compared to net earnings of $144,000 or $0.02 diluted earnings per share for the three months ended March 31, 2023, a decrease of $251,000 or 174.3%. For the nine months ended March 31, 2024, the Company reported a net loss of $643,000 or ($0.08) diluted earnings per share compared to net earnings of $891,000 or $0.11 diluted earnings per share for the nine months ended March 31, 2023, a decrease of $1.5 million or 172.2%

The decrease in net earnings for the quarter ended March 31, 2024 was primarily attributable to lower net interest income. Net interest income decreased $280,000 or 13.7% to $1.8 million due primarily to interest expense increasing more than interest income increased period to period. Interest expense increased $1.2 million or 106.7% to $2.4 million, while interest income increased $963,000 or 30.0% to $4.2 million for the recently-ended quarter. During the unprecedented interest rate increases seen in the market since March 2023, our funding sources have repriced more quickly than our assets have repriced, which has had a negative impact on net interest income. Net income was also affected by an increase in non-interest expense of $100,000 or 5.2% and totaled $2.0 million for the three months ended March 31, 2024, primarily due to increased audit and accounting expense and other various expenses.

The average rate earned on interest-earning assets increased 75 basis points to 4.67% and was the primary reason for the increase in interest income, although average interest-earning assets also increased $30.0 million or 9.2% to $357.1 million for the recently-ended quarterly period. The average rate paid on interest-bearing liabilities increased 149 basis points to 3.19% and was the primary reason for the increase in interest expense. Don Jennings, Chief Executive Officer, stated, “The cost of liabilities has been increasing rapidly due to higher costs of both wholesale and retail funding.  While we expect the cost of retail funding to continue to increase somewhat as competition for deposits remains fierce, it is likely that the cost of wholesale funds has peaked and will begin to decline over the next several months.  However, the yield on our assets will continue to increase for the foreseeable future unless we see a significant drop in interest rates.  Our loan portfolio, which is heavily weighted toward adjustable-rate loans, will continue to reprice.  Current adjustments are being restricted somewhat by contractual terms including initial fixed periods and annual caps.  Over time, we expect that these loans will continue to adjust upward.  Further, loans that contractually pay down or mature can be replaced with new assets generating much higher yields.”

On July 1, 2023, the Company adopted a new accounting standard for the calculation of its allowance for credit losses (“ACL”), which requires credit losses on most financial assets to be measured using a current expected credit loss model (“CECL”). At adoption, we recorded an increase in the ACL for loans which represented a $497,000 increase from the Allowance for Loan Losses (“ALLL”) at June 30, 2023. This transaction further resulted in an increase of $54,000 to the ACL for unfunded commitments, a decrease of $414,000 to retained earnings and a decreased to deferred income tax liability of $137,000. After subsequent adjustments, at March 31, 2024, our ACL for loans totaled $2.1 million, an increase of $498,000 since the adoption of CECL at July 1, 2023.

Due to negative earnings, we recorded an income tax benefit of $200,000 for the nine months recently ended, compared to an income tax expense of $283,000 for the nine months ended March 31, 2023.

At March 31, 2024, assets totaled $369.1 million, an increase of $20.1 million or 5.8%, from $349.0 million at June 30, 2023, due primarily to the increase in loans, net, of $14.3 million or 4.6%, as well as an increase in cash and cash equivalents. Investment securities decreased $1.9 million or 15.4% to $10.4 million primarily because of principal repayments or prepayments. Total liabilities increased $21.8 million or 7.3% to $320.1 million at March 31, 2024, as deposits increased $19.8 million or 8.7% to $246.1 million and advances increased $2.3 million or 3.2% to $72.3 million. We began utilizing brokered certificates of deposit (“CDs”) prior to June 30, 2023 to diversify and expand our funding sources. The brokered CDs provide funding at interest rates comparable to advances and offer similar repayment terms. At March 31, 2024 our deposits included $43.9 million in brokered CDs.

At March 31, 2024, the Company reported its book value per share as $6.06. Shareholders’ equity decreased $1.7 million or 3.3% to $49.0 million at March 31, 2024 compared to June 30, 2023. The decrease in shareholders’ equity was primarily associated with the net loss for the period, the adoption of the CECL accounting standard, and dividends paid on common stock. The reduction was somewhat offset by a decrease in the unrealized losses on available for sale securities.

Forward-Looking Statements

This press release may contain certain statements that are not historical facts and are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection for the payment of dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company or from the Company to shareholders; competitive conditions in the financial services industry; changes in the level of inflation; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 and in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2023 and for the period ended September 30, 2023. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2024, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2024	June 30, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$15,423	$8,167
Investment Securities	10,448	12,354
Loans available-for sale	--	--
Loans, net	328,134	313,807
Real estate acquired through foreclosure	10	70
Goodwill	947	947
Other Assets	14,138	13,677
Total Assets	$369,100	$349,022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$246,104	$226,309
FHLB Advances	72,348	70,087
Other Liabilities	1,634	1,915
Total liabilities	320,086	298,311
Shareholders’ Equity	49,014	50,711
Total liabilities and shareholders’ equity	$369,100	$349,022
Book value per share	$6.06	$6.27
Tangible book value per share	$5.94	$6.15

Condensed Consolidated Statements of Income (Loss)
(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Interest Income	$11,834	$9,226	$4,173	$3,210
Interest Expense	6,742	2,301	2,408	1,165
Net Interest Income	5,092	6,925	1,765	2,045
Provision For (Recovery of) Credit Losses	(13)	113	(28)	--
Non-interest Income	199	236	78	69
Other Non-interest Expense	6,147	5,874	2,016	1,916
Income (Loss) Before Income Taxes	(843)	1,174	(145)	198
Income Taxes	(200)	283	(38)	54
Net Income (Loss)	$(643)	$891	$(107)	$144
Earnings per share:
Basic and Diluted	$(0.08)	$0.11	$(0.01)	$0.02
Weighted average outstanding shares:
Basic and Diluted	8,098,715	8,144,767	8,098,715	8,129,006

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